                        ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of November 19, 1999, supplements the
Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century Mutual Funds, Inc. ("ACMF") and American Century
Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACMF, and for such management shall receive the Applicable Fee set forth below:

                                                Average               Applicable
Name of Series           Name of Class          Net Assets            Fee Rate
--------------           -------------          ----------            --------

Veedot Fund              Investor Class         first $500 million      1.50%
                                                next $500 million       1.45%
                                                over $1 billion         1.40%

                         Institutional Class    first $500 million      1.30%
                                                next $500 million       1.25%
                                                over $1 billion         1.20%

                         Advisor Class          first $500 million      1.25%
                                                next $500 million       1.20%
                                                over $1 billion         1.15%

Veedot Large-Cap Fund    Investor Class         first $500 million      1.35%
                                                next $500 million       1.30%
                                                over $1 billion         1.25%

                         Institutional Class    first $500 million      1.15%
                                                next $500 million       1.10%
                                                over $1 billion         1.05%

                         Advisor Class          first $500 million      1.10%
                                                next $500 million       1.05%
                                                over $1 billion         1.00%

         2. ACIM shall manage the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the
Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY MUTUAL FUNDS, INC.

/s/ Brian L. Brogan                         /s/ David C. Tucker
Brian L. Brogan                             David C. Tucker
Assistant Secretary                         Vice President

Attest:                                     AMERICAN CENTURY INVESTMENT
                                               MANAGEMENT, INC.

/s/ Charles A. Etherington                  /s/ David C. Tucker
Charles A. Etherington                      David C. Tucker
Assistant Secretary                         Senior Vice President